UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2023

Arcosa, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware		1-38494	82-5339416
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

500 N. Akard Street, Suite 400
Dallas,	Texas		75201
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code: (972) 942-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	ACA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On August 23, 2023, Arcosa, Inc. (“Arcosa”) entered into a Second Amended and Restated Credit Agreement (the “Second A/R Credit Agreement”), among Arcosa, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the other parties thereto.
The Second A/R Credit Agreement amends and restates Arcosa’s existing Amended and Restated Credit Agreement, dated as of January 2, 2020 (as previously amended, the “Existing Credit Agreement”), among Arcosa, as borrower, the lenders party thereto, and JPMorgan, as administrative agent, to, among other things, (i) increase the revolving line of credit from $500.0 million to $600.0 million, (ii) extend the scheduled maturity date to August 23, 2028, and (iii) refinance and repay in full the remaining $133.1 million balance of the term loan outstanding under the Existing Credit Agreement.
On August 23, 2023, there were approximately $100.0 million outstanding revolving loans borrowed under the Second A/R Credit Agreement and approximately $22.0 million in letters of credit issued under the Second A/R Credit Agreement, leaving approximately $478.0 million of undrawn commitments available for revolving loans and letters of credit. The interest rates under the revolving facility are variable based, at Arcosa’s election, on daily simple SOFR or term SOFR, in each case plus a 10-basis point credit spread adjustment, or an alternate base rate, in each case plus a margin that is determined based on Arcosa’s leverage as measured by a consolidated total indebtedness to consolidated EBITDA ratio. The margin for borrowing based on SOFR ranges from 1.25% to 2.00% and was set at 1.50% as of August 23, 2023. A commitment fee will accrue on the average daily unused portion of the revolving facility at the rate of 0.20% to 0.35% and was set at 0.25% as of August 23, 2023.
In connection with the Second A/R Credit Agreement, certain of Arcosa’s Material Domestic Subsidiaries (as defined in the Second A/R Credit Agreement), guaranteed Arcosa’s obligations under the Second A/R Credit Agreement.
The description of the Second A/R Credit Agreement set forth under this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Second A/R Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 7.01     Regulation FD Disclosure.
Arcosa, Inc. (the “Company”) has updated its presentation materials that management intends to use from time to time in investor presentations about the Company’s operations and performance. The investor presentation is attached as Exhibit 99.1 to this report and is incorporated herein by reference. In addition, the investor presentation will be made available on www.arcosa.com.
The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing. Additionally, the submission of this Item 7.01 in this report on Form 8-K is not an admission of the materiality of any information in this Item 7.01 of this report that is required to be disclosed solely by Regulation FD.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of August 23, 2023, among Arcosa, Inc., as borrower, the lenders thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

99.1	Arcosa, Inc. Investor Presentation dated August 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcosa, Inc.
(Registrant)

August 25, 2023	By:	/s/ Gail M. Peck
Name: Gail M. Peck
Title: Chief Financial Officer